Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS
DECLARES THIRD QUARTER 2022 DISTRIBUTION OF $0.29 PER SHARE
Chicago, IL - August 5, 2022 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended June 30, 2022. On August 2, 2022, OFS Capital’s Board of Directors declared a distribution of $0.29 per common share for the third quarter of 2022, payable on September 30, 2022 to stockholders of record as of September 23, 2022.
SECOND QUARTER FINANCIAL HIGHLIGHTS
•Net investment income of $6.2 million, or $0.47 per common share.
•Adjusted net investment income (“Adjusted NII”)(1) of $3.3 million, or $0.24 per common share.
•Net loss on investments of $1.12 per common share, primarily comprised of unrealized losses of $1.11 per common share due to widening of liquid credit market spreads.
•Net asset value (“NAV”) per common share of $14.57 as of June 30, 2022, a decrease from $15.52 at March 31, 2022, primarily due to unrealized losses.
•As of June 30, 2022, based on fair value, 93% of our loan portfolio consisted of floating rate loans and 98% of our loan portfolio consisted of senior secured loans.
•As of June 30, 2022, 100% of our outstanding debt matures in 2025 and beyond, 63% of our outstanding debt has a fixed interest rate and 49% of our outstanding debt is unsecured.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	June 30, 2022	March 31, 2022
Net Investment Income
Net investment income	$0.47	$0.22

Net Realized/Unrealized Gain (Loss)
Net realized gain (loss) on investments	$(0.01)	$0.02
Net unrealized gain (1oss) on investments	(1.11)	0.39
Net loss on extinguishment of debt	—	(0.01)
Net gain (loss)	$(1.12)	$0.40

Earnings (Loss)
Earnings (loss)	$(0.66)	$0.62

Net Asset Value
Net asset value	$14.57	$15.52
Distributions paid	$0.29	$0.28

Adjusted NII (1) — Non-GAAP
Net investment income	$0.47	$0.22
Capital gain incentive fee accrual	(0.23)	0.08
Adjusted NII — Non-GAAP	$0.24	$0.30

	As of
(in millions, except per share data)	June 30, 2022	March 31, 2022
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$547.7	$556.9
Total assets	567.3	571.7
Net asset value per common share	14.57	15.52

“We believe our balance sheet is well positioned to navigate through an uncertain economic environment with rising interest rates and a slow down in the economy,” said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “Approximately, 98% of our loan portfolio is senior secured and 93% of our loans are floating rate, with 63% of our outstanding debt being fixed rate.”

(1)    On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee.
Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP. A reconciliation of net investment income determined in accordance with GAAP to Adjusted NII is set forth in Schedule I to this press release.

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions, except for per share data)

	As of and for the Three Months Ended
Portfolio Overview	June 30, 2022	March 31, 2022
Investment portfolio, at fair value	$547.7	$556.9
Weighted-average performing income yield - interest-bearing investments (2)	9.1%	9.0%
Weighted-average realized yield - interest-bearing investments (3)	8.6%	8.6%
Weighted-average realized yield on total investments (4)	8.2%	8.2%
The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(2)Income yield is calculated as (a) the actual amount earned on performing investments, including interest and prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing investments amortized cost.
(3)    Realized yield is computed as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and net loan fees, divided by (b) the weighted-average of total interest-bearing investments amortized cost, in each case, including debt investments on non-accrual status and non-income producing Structured Finance Notes.
(4)    Realized yield is computed as (a) the actual amount earned on all investments including interest, dividends and prepayment fees, amortization of net loan fees, and dividends received divided by (b) the weighted-average of total investments amortized cost or cost.

	Three Months Ended
Portfolio Activity	June 30, 2022	March 31, 2022
Investments in new portfolio companies	$26.9	$33.0
Investments in existing portfolio companies	4.4	15.1
Investments in structured finance notes	21.1	22.1
As of June 30, 2022, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $547.7 million, which was equal to approximately 108% of amortized cost;
•Debt investments of $356.0 million in 66 portfolio companies, of which 98% and 2% were senior secured loans and subordinated loans, respectively;
•Equity investments of $101.8 million;
•23 structured finance note investments totaling $89.9 million; and
•Unfunded commitments of $37.3 million to 17 portfolio companies.
During the quarter ended June 30, 2022, two loans with an aggregate fair value of $10.4 million were placed on non-accrual status. One of those loans is a PIK loan where we stopped accruing our PIK coupon due to a decline in its fair value; however, that portfolio company remains current on another debt tranche that requires cash interest payments.

RESULTS OF OPERATIONS
Investment Income
For the quarter ended June 30, 2022, total investment income of $10.4 million decreased by $0.5 million compared to the quarter ended March 31, 2022, primarily due to a decrease of $1.0 million in dividend and fee income, offset by an increase of $0.5 million in interest income. Interest income increased $0.5 million compared to the prior quarter primarily due to a increase in our portfolio’s weighted-average performing income yield to 9.1%.
Expenses
For the quarter ended June 30, 2022, total expenses of $4.2 million decreased by $3.8 million compared to the quarter ended March 31, 2022, primarily due to a reversal of a previously accrued capital gains fee due to a $14.9 million reduction in net unrealized appreciation on the investment portfolio.

Net Gain (Loss) on Investments
Our portfolio experienced net losses of $15.1 million in the second quarter of 2022, primarily as a result of unrealized depreciation of $9.3 million and $6.7 million on our CLO investments and broadly syndicated loan investments, respectively, attributable to widening of liquid credit market spreads. These losses were partially offset by net gains, primarily consisting of unrealized appreciation on our common equity investments that were primarily attributable to an increase in fair value of $7.8 million on our equity investment in Pfanstiehl Holdings, Inc.
LIQUIDITY AND CAPITAL RESOURCES
As of June 30, 2022, we had $14.8 million in cash, which includes $7.5 million held by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and $2.9 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of June 30, 2022, we had an unused commitment of $35.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $15.9 million under our revolving credit facility with BNP Paribas (“BNP Facility”), both subject to borrowing base requirements and other covenants. Based on fair values and equity capital at June 30, 2022, we could access all unused commitments under our credit facilities and remain in compliance with the 1940 Act asset coverage requirement.
On June 24, 2022, we amended the BNP Facility to, among other things: (i) extend the reinvestment period under the BNP Facility for three years from June 20, 2022 to June 20, 2025; (ii) extend the maturity date under the BNP Facility from June 20, 2024 to June 20, 2027; (iii) convert the benchmark interest rate from LIBOR to SOFR; (iv) increase the applicable margin by 0.40% on all classes of loans; and (v) increase the applicable margin floor from 1.925% to 2.65%.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, August 5, 2022, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 15, 2022 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #3869035.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2022.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Total investments, at fair value (amortized cost of $507,484 and $457,312, respectively)	$547,677	$507,099
Cash	14,844	43,048
Interest receivable	1,883	1,475
Receivable for investments sold	—	14,893
Prepaid expenses and other assets	2,917	2,533
Total assets	$567,321	$569,048

Liabilities
Revolving lines of credit	$134,100	$100,000
SBA debentures (net of deferred debt issuance costs of $319 and $555, respectively)	50,601	69,365
Unsecured notes (net of deferred debt issuance costs of $4,155 and $4,554, respectively)	175,845	175,446
Interest payable	3,714	3,685
Payable to adviser and affiliates	2,672	6,217
Payable for investments purchased	3,905	8,788
Accrued professional fees	383	452
Other liabilities	389	1,351
Total liabilities	371,609	365,304

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,429,777 and 13,422,413 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	134	134
Paid-in capital in excess of par	185,195	185,113
Total distributable earnings	10,383	18,497
Total net assets	195,712	203,744

Total liabilities and net assets	$567,321	$569,048

Number of shares outstanding	13,429,777	13,422,413
Net asset value per share	$14.57	$15.18

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Investment income
Interest income	$10,345	$10,638	$20,188	$20,794
Dividend income	5	195	763	242
Fee income	82	583	427	871
Total investment income	10,432	11,416	21,378	21,907
Expenses
Interest expense	3,943	4,241	7,567	9,066
Management fee	2,056	1,876	4,076	3,710
Income Incentive Fee	—	809	—	809
Capital Gains Fee	(2,988)	—	(1,916)	—
Professional fees	352	489	759	876
Administration fee	423	439	874	1,007
Other expenses	398	327	765	654
Total expenses	4,184	8,181	12,125	16,122
Net investment income	6,248	3,235	9,253	5,785
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	(190)	(10,841)	27	(10,750)
Net unrealized gain (loss), net of taxes	(14,882)	30,047	(9,599)	33,879
Net gain (loss) on investments	(15,072)	19,206	(9,572)	23,129
Loss on extinguishment of debt	—	—	(144)	(2,299)
Net increase (decrease) in net assets resulting from operations	$(8,824)	$22,441	$(463)	$26,615
Net investment income per common share – basic and diluted	$0.47	$0.24	$0.69	$0.43
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$(0.66)	$1.67	$(0.03)	$1.98
Distributions declared per common share	$0.29	$0.22	$0.57	$0.42
Basic and diluted weighted average shares outstanding	13,425,477	13,411,998	13,423,970	13,410,524

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19405, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, adjusted net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that the Company’s balance sheet is well positioned for the future in a rising interest rate environment due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

5   Registration does not imply a certain level of skill or training

Schedule 1
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on basis other than in accordance with GAAP. Adjusted NII represents net investment income, excluding the capital gains incentive fee, in periods in which such expense occurs. GAAP requires recognition of a capital gains incentive fee in our financial statements when aggregate net realized and unrealized capital gains, if any, on a cumulative basis from the date of the election to be a BDC through the reporting date is positive. Such fees are subject to further conditions specified in the investment advisory agreement with OFS Capital Management, LLC, principally related to the realization of such net gains, before OFS Capital Management, LLC is entitled to payment, and such recognized fees are subject to the risk of reversal should unrealized gains diminish to become losses. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include the net gains, realized or unrealized, associated with the capital gains incentive fee. Management believes Adjusted NII facilitates analysis of our results of operations and provides greater transparency into the determination of incentive fees. Adjusted NII is not meant as a substitute for net investment income determined in accordance with GAAP and should be considered in the context of the entirety of our reported results of operations, financial position and cash flows determined in accordance with GAAP.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the three months ended June 30, 2022 and March 31, 2022 and six months ended June 30, 2022 and 2021, respectively (dollar amounts in thousands, except per share data) (unaudited):

	Three Months Ended				Six Months Ended June 30,
	June 30, 2022		March 31, 2022		2022		2021
	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share	(000's)	Per Share
Net investment income	$6,248	$0.47	$3,005	$0.22	$9,253	$0.69	$5,785	$0.43
Capital Gains Fee	(2,988)	(0.23)	1,072	0.08	(1,916)	(0.15)	—	—
Adjusted NII	$3,260	$0.24	$4,077	$0.30	$7,337	$0.54	$5,785	$0.43
Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.